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                                                                   EXHIBIT 23.1
                   CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Riverstone Networks, Inc.:

   We consent to the inclusion of our reports dated December 20, 2000, with respect to the consolidated balance sheets of Riverstone Networks, Inc. as of February 28, 1999 and February 29, 2000 and December 2, 2000 and the related consolidated statements of operations, cash flows and stockholder's net investment for each of the years in the three-year period ended February 29, 2000 and the nine month period ended December 2, 2000 and the related schedule, which reports appear in this Registration Statement, and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in this Registration Statement on Form S-1.

                                          /s/ KPMG LLP

Boston, Massachusetts

January 26, 2001